UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2012

INCONTACT, INC.

(Exact name of registrant as specified in its charter)

1-33762

(Commission File No.)

Delaware	87-0528557
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

7730 S. Union Park Ave., Suite 500, Midvale, Utah 84047

(Address of principal executive offices)

(801) 320-3200

(Registrant’s telephone number)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 31, 2012, the Board of Directors approved, upon recommendation of the Compensation Committee, cash bonus payments to certain of our executive officers as additional compensation for the year ended December 31, 2011. As disclosed in our Proxy Statement dated May 2, 2011, we adopted an executive officer bonus plan. Approximately 21% of the maximum amount payable under the 2011 executive officer bonus plan to the officers listed below was paid out. The bonus payments approved January 31, 2012, are outside of the executive officer bonus plan and were awarded in recognition of significant transactions reported during 2011 that the Committee believes have, and will likely continue to, enhance shareholder value. The following table shows the cash bonuses approved on January 31, 2012.

Name and Position	Amount ($)
Paul Jarman Chief Executive Officer	26,000
Gregory S. Ayers EVP and Chief Financial Officer	20,000
Scott Welch EVP and Chief Operating Officer	18,000
Bassam Salem Chief Business Officer and EVP Worldwide Services	12,000

Stock Option Grant

The following sets forth certain information with respect to a grant of a common stock option on January 31, 2012, under our 2008 Equity Incentive Plan to Bassam Salem, Chief Business Officer and EVP Worldwide Services. Mr. Salem was granted an option to purchase 50,000 common shares at an exercise price of $5.00 per share. The stock option vests in three equal annual installments commencing one year after the date of grant, and the option expires five years from grant date. Information about the terms of our 2008 Equity Incentive Plan is set forth in our Proxy Statement dated May 2, 2011.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

inContact, Inc.

Date: February 3, 2012	By:	/s/ Gregory S. Ayers
Gregory S. Ayers, Chief Financial Officer

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